Exhibit 99.1
Core-Mark Announces First Quarter Sales Increase of 13.7%
South San Francisco, California — May 6, 2010 — Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2010.
“Sales have strengthened in the first quarter, albeit not at historical, pre-recession norms. Margin pressure has increased in specific markets which, we believe, suggests the industry is repositioning itself in certain ways that could lead to realizing the potential of our business model longer term.” said Michael Walsh, President and Chief Executive Officer of Core-Mark.
First Quarter of 2010
Net sales were $1.58 billion for the first quarter of 2010 compared to $1.39 billion for the same period in 2009, a 13.7% increase, or 10.6% excluding the effects of foreign currency fluctuations. The largest contributor to this increase was approximately $106 million of cigarette price inflation compared to the prior year which the Company believes was related to the passage of the State Children’s Health Insurance Program (SCHIP).
Gross profit for the first quarter of 2010 was $87.8 million compared to $118.1 million for the same period in 2009. Cigarette holding profits were $0.6 million this quarter compared to $34.9 million in the first quarter of 2009. Gross profit, excluding cigarette holding profits, other tobacco product (OTP) tax gains and LIFO expense, grew to $87.9 million in the first quarter of 2010 from $86.2 million in the first quarter of 2009, a 1.9% increase. The first quarter of 2010 included $2.5 million less in non-cigarette floor stock income from manufacturer price increases compared to the first quarter of 2009.
The Company’s operating expenses for the first quarter of 2010 increased to $85.0 million compared to $82.6 million in the same quarter in 2009. This $2.4 million increase was due primarily to a $1.1 million increase in healthcare and workers’ compensation costs and a $1.3 million increase in net fuel expense. As a percentage of net sales, total operating expenses decreased by 57 basis points or 18 basis points adjusted for sales inflation related to the passage of SCHIP.
Net income for the first quarter of 2010 was $1.4 million, or $0.12 per diluted share, compared to $23.3 million, or $2.20 per diluted share, for the same period in 2009. The cigarette holding profits contributed significantly to net income and diluted earnings per share in 2009. In addition, diluted earnings per share were also impacted by several other items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.12 for the first quarter of this year compared to $0.21 in the first quarter of 2009.

Guidance for 2010
The Company reiterated its annual guidance of $6.9 billion in net sales for 2010. This guidance contemplates a decline in cigarette carton volumes offset by higher cigarette taxes and manufacturers’ price increases. The non-cigarette categories are expected to benefit from further progress in implementing key strategies including “Fresh” and the Vendor Consolidation Initiative. Management also reiterated its expectation that capital expenditures will not exceed $20 million for 2010.
Investors Conference Call
Core-Mark will host an earnings call on Friday, May 7, 2010 at 9:00 a.m. Pacific time during which management will review the results of the first quarter ended March 31, 2010. The call may be accessed by dialing 1-800-588-4973 using the code 26161516. The call may also be listened to on the Company’s internet website www.core-mark.com.
An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.
Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to approximately 25,000 retail locations in 50 U.S. states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as a third party logistics provider. Core-Mark services traditional convenience stores, grocery stores, drug stores, liquor stores and other specialty and small format stores that sell convenience products. For more information, please visit www.core-mark.com.
SEC Regulation G — Non-GAAP Information
This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation of our diluted earnings per share. Management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management; our ability to successfully integrate acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto, including the Family Smoking Prevention and Tobacco Control Act which was signed into law in June 2009 and granted the U.S. federal Food & Drug Administration the authority to regulate the production and marketing of tobacco products in the U.S.; earthquake and natural disaster damage; failure or disruptions to our information systems; a greater decline than anticipated in cigarette sales volume; our ability to implement marketing strategies; our reliance on manufacturer discount and incentive programs; tobacco and other product liability claims; and competition from sales of deep-discount cigarette brands and illicit and other low priced sales of cigarettes. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 12, 2010 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$58.3	$17.7
Restricted cash	15.1	12.4
Accounts receivable, net of allowance for doubtful accounts of $9.1 at the end of each period	163.7	161.1
Other receivables, net	35.8	39.6
Inventories, net	211.8	275.5
Deposits and prepayments	32.7	42.2
Deferred income taxes	3.6	3.6

Total current assets	521.0	552.1

Property and equipment, net	83.5	83.8
Deferred income taxes	5.3	5.3
Goodwill	3.7	3.7
Other non-current assets, net	34.7	33.0

Total assets	$648.2	$677.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$76.8	$63.2
Book overdrafts	—	19.4
Cigarette and tobacco taxes payable	123.4	132.3
Accrued liabilities	58.1	59.6
Deferred income taxes	0.6	0.6

Total current liabilities	258.9	275.1

Long-term debt, net	0.7	20.0
Other long-term liabilities	4.4	4.3
Claims liabilities, net of current portion	32.9	32.6
Pension liabilities	16.1	15.7

Total liabilities	313.0	347.7

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 11,166,779 and 11,001,632 shares issued; 10,671,417 and 10,506,270 shares outstanding at March 31, 2010 and December 31, 2009, respectively)	0.1	0.1
Additional paid-in capital	219.4	216.2
Treasury stock at cost (495,362 shares of common stock at March 31, 2010 and December 31, 2009)	(13.2)	(13.2)
Retained earnings	131.0	129.6
Accumulated other comprehensive loss	(2.1)	(2.5)

Total stockholders’ equity	335.2	330.2

Total liabilities and stockholders’ equity	$648.2	$677.9

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net sales	$1,582.1	$1,391.8
Cost of goods sold	1,494.3	1,273.7

Gross profit	87.8	118.1

Warehousing and distribution expenses	49.1	45.0
Selling, general and administrative expenses	35.4	37.0
Amortization of intangible assets	0.5	0.6

Total operating expenses	85.0	82.6

Income from operations	2.8	35.5
Interest expense	(0.6)	(0.5)
Interest income	—	0.1
Foreign currency transaction gains (losses), net	0.2	(0.8)

Income before income taxes	2.4	34.3
Provision for income taxes	(1.0)	(11.0)

Net income	$1.4	$23.3

Basic income per common share (1)	$0.13	$2.22
Diluted income per common share (1)	$0.12	$2.20

Basic weighted-average shares	10.7	10.5
Diluted weighted-average shares	11.4	10.6

Note (1):	Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$1.4	$23.3
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	1.2	3.0
Amortization of debt issuance costs	0.1	0.1
Amortization of stock-based compensation	1.4	1.2
Bad debt expense, net	0.2	0.8
Depreciation and amortization	4.7	4.5
Foreign currency transaction (gains) losses, net	(0.2)	0.8
Changes in operating assets and liabilities:
Accounts receivable	(2.3)	10.0
Other receivables	4.0	(5.5)
Inventories	63.9	19.8
Deposits, prepayments and other non-current assets	8.6	(18.5)
Accounts payable	13.3	(6.1)
Cigarette and tobacco taxes payable	(10.2)	(13.6)
Pension, claims and other accrued liabilities	(1.2)	11.2
Income taxes payable	—	8.7

Net cash provided by operating activities	84.9	39.7

Cash flows from investing activities:
Restricted cash	(2.3)	1.9
Additions to property and equipment, net	(3.0)	(4.8)
Capitalization of software	(0.2)	(0.1)

Net cash used in investing activities	(5.5)	(3.0)

Cash flows from financing activities:
Repayments under revolving credit facility, net	(19.2)	(30.0)
Payments of financing costs	(1.8)	—
Proceeds from exercise of common stock options and warrants	1.8	—
Tax withholdings related to net share settlements of restricted stock units.	(0.5)	—
Excess tax deductions associated with stock-based compensation	0.5	—
Decrease in book overdrafts	(19.4)	(9.4)

Net cash used in financing activities	(38.6)	(39.4)

Effects of changes in foreign exchange rates	(0.2)	(0.1)

Increase (decrease) in cash and cash equivalents	40.6	(2.8)
Cash and cash equivalents, beginning of period	17.7	15.7

Cash and cash equivalents, end of period	$58.3	$12.9

Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$0.3	$0.1
Interest	0.2	0.3

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
			% Increase/
	2010(a)	2009(a)	(Decrease)

Net Income	$1.4	$23.3	(94.0%)

Diluted shares	11.4	10.6	7.5%

GAAP Diluted EPS	$0.12	$2.20
LIFO expense	0.07	0.17
Cigarette inventory holding profits (1)	(0.03)	(2.00)
Foreign exchange (gain)/loss	(0.01)	0.05
New England conversion costs (2)	—	0.05
OTP tax gain (3)	(0.03)	—
Tax items (4)	—	(0.26)

Non-GAAP Diluted EPS (5)	$0.12	$0.21	(43.3%)

(1)	Cigarette inventory holding profits

Cigarette holding profits were $0.6 million for the three months ended March 31, 2010 compared to $34.9 million for the same period in 2009. The significant cigarette inventory holding profits for the three months ended March 31, 2009 were due primarily to increases in cigarette prices by manufacturers in response to the increase in federal excise taxes mandated by the State Children’s Health Insurance Program (SCHIP) legislation.

(2)	New England conversion costs

During the first quarter of 2009, we incurred approximately $0.8 million of costs related to the integration of our New England division onto our information technology platform.

(3)	OTP tax gain

For the three months ended March 31, 2010, we recognized a $0.6 million Other Tobacco Products (OTP) tax gain resulting from a state tax method change.

(4)	Tax items

The provision for income taxes for the three months ended March 31, 2009 included a $1.8 million benefit and related interest recovery of $1.0 million related to the expiration of the statute of limitations for uncertain tax positions.

(5)	Non-GAAP Diluted EPS

For the three months ended March 31, 2010, we recorded $2.5 million less in non-cigarette floor stock income from manufacturer price increases compared to the same period in 2009. The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.30% for the three months ended March 31, 2010 and 2009, except for the tax items.

(a)	Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.